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ARMOR HOLDINGS, INC.
CALCULATION OF RATIO OF EARNINGS TO FIXED CHARGES

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
                                                                                                                    For the nine
                                                                                                                    months ended
                                                                   For the year ended December 31,                  September 30,
                                                         ---------------------------------------------------------  -------------
                                                                                                                         2003
                                                           1998        1999        2000        2001        2002      (Unaudited)
                                                         ---------   ---------   ---------   ---------   ---------  -------------
                                                           (In thousands, except for the ratio of earnings to fixed charges)
Income from continuing operations before
     provision for income taxes                          $   6,613   $  15,800   $  18,087   $  22,891   $  37,391  $      24,876

Fixed Charges
     Interest expense and amortization of debt
            discount and premium on all indebtedness            89         310       2,214       4,201       1,690          2,786
     Interest factor of rental expense                         162         384         508         709       1,005            279
                                                         ---------   ---------   ---------   ---------   ---------  -------------
     Total fixed charges                                       251         694       2,722       4,910       2,695          3,065
                                                         ---------   ---------   ---------   ---------   ---------  -------------

Income from continuing operations before provision for
     income taxes, plus total fixed charges              $   6,864   $  16,494   $  20,809   $  27,801   $  40,086  $      27,941
                                                         ---------   ---------   ---------   ---------   ---------  -------------

Ratio of earnings to fixed charges                            27.4        23.8         7.6         5.7        14.9            9.1
                                                         =========   =========   =========   =========   =========  =============
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